Tortoise Capital Resources Corp. Schedules Earnings Release for its First Quarter Ended February 28, 2009

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – April 1, 2009 – Tortoise Capital Resources Corp. (NYSE: TTO) announced that on Wednesday, April 8, 2009, it will report its earnings results for the first quarter ended Feb. 28, 2009.

The company will host a conference call at 4 p.m. CDT on Wednesday, April 8, 2009 to discuss its first quarter financial results. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (800) 635-0541

International:  (303) 262-2053

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 7:00 p.m. CDT on April 8, 2009 and continuing until 11:59 p.m. CDT April 22, 2009, by dialing (800) 405-2236 (U.S./Canada).  The replay access code is 11129239#.  A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through April 8, 2010.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of Feb. 28, 2009, the adviser had approximately $1.7 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.  Investors should consider the investment objective, risks, charges and expenses of the fund carefully before investing.  For this and other important information, investors should refer to the closed-end fund prospectus and read it carefully before investing.

Contact information
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com